Exhibit 10.2

SHARED SERVICES AGREEMENT

by and between

D.R. HORTON, INC.

And

FORESTAR GROUP INC.

DATED AS OF OCTOBER 6, 2017

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT, dated as of October 6, 2017 (this “Services Agreement”), is entered into by and between D.R. HORTON, INC., a Delaware corporation (“D.R. Horton”), and FORESTAR GROUP INC., a Delaware corporation and majority owned Subsidiary of D.R. Horton (“Forestar”). Capitalized terms used herein but not defined herein shall have the meaning set forth in that certain Agreement and Plan of Merger (“Merger Agreement”) by and among D.R. Horton, Inc., Force Merger Sub, Inc. and Forestar Group Inc., dated June 29, 2017 or in that certain Stockholder’s Agreement (“Stockholder’s Agreement”) by and between Forestar Group Inc. and D.R. Horton, Inc. dated June 29, 2017 or in that certain Master Supply Agreement (“Master Supply Agreement”) between D.R. Horton, Inc. and Forestar Group Inc. dated June 29, 2017.

WHEREAS, pursuant to the Merger Agreement, on October 5, 2017, D.R. Horton acquired approximately 75% of the common stock of Forestar and at that time Forestar became a majority owned subsidiary of D.R. Horton.

WHEREAS, upon closing of the merger (“Merger”) pursuant to the Merger Agreement, Forestar will continue to be a publicly traded company whose common stock will be traded on the New York Stock Exchange;

WHEREAS, in connection with the closing of the Merger, (a) Forestar desires to procure certain services from D.R. Horton, and D.R. Horton is willing to provide such services to Forestar, during a period commencing on the Effective Date, on the terms and conditions set forth in this Services Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Services Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1.         All terms used herein and not defined herein shall have the meanings assigned to them in the Merger Agreement, the Stockholder’s Agreement or the Master Supply Agreement.

ARTICLE II

Agreement To Provide and Accept Services

2.1          Provision of Services.

(a)           On the terms and subject to the conditions contained herein, D.R. Horton shall provide, or shall cause its Subsidiaries and Affiliates and  their respective employees designated by D.R. Horton (such designated Subsidiaries, Affiliates and employees, together with D.R. Horton, being herein collectively referred to as (“Service Providers” or “D.R. Horton”) to provide, to Forestar, the services or equipment listed on the Schedule of Services (see Schedules attached to this Agreement) agreed upon and exchanged between the Parties on the date hereof (the “Services Schedule”) as being performed by D.R. Horton. Subject to Section 3.1, all decisions as to which Service Providers (including the decisions to use third parties) shall provide the Services shall be made by D.R. Horton in its sole discretion, except to the extent specified in the Services Schedule. Each D.R. Horton Service shall be provided in exchange for the consideration set forth with respect to such D.R. Horton Service on the Services Schedule or as the Parties may otherwise agree in writing. Each D.R. Horton Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the Services Schedule.

2.2          Books and Records; Availability of Information. D.R. Horton shall maintain reasonable invoicing procedures and related records in connection with the provision of the Services performed or caused to be performed by it and, upon reasonable notice from Forestar, shall make available for review by such other Forestar’s agents such books and records during reasonable business hours with such review occurring no more than one (1) time during a fiscal quarter. Moreover, such review shall be conducted by Forestar or its agents in a manner that will not unreasonably interfere with the normal business operations of the Service Provider. Forestar shall make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable them to provide the Services. Forestar shall provide to the Service Providers reasonable access to Forestar’s premises to the extent necessary for the purpose of providing the Services.

ARTICLE III

Services; Payment; Independent Contractors

3.1.         Services To Be Provided.

(a)           Unless otherwise agreed by the Parties (including to the extent specified on the Services Schedule), (i) the Service Providers shall be required to perform the Services only in a manner, scope, nature and quality as provided by or within D.R. Horton that is similar in all material respects to the manner in which such Services were performed immediately prior to the Effective Date, and (ii) the Services shall be used for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as the Services have been used immediately prior to the Effective Date; provided, however, that the Services Schedule shall control the scope of the Service to be performed (to the extent provided therein) unless otherwise agreed in writing. Each Party and the Service Providers shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates. As an independent contractor, all overhead and personnel necessary to the Services required of the Service Providers hereunder shall be the Service Provider’s sole responsibility and shall be at the Service Provider’s sole cost and expense. No Service Provider shall have the authority to bind Forestar by contract or otherwise.

(b)           The provision of Services by Service Providers shall be subject to Article V hereof.

3.2.         The Parties will use good-faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each Party to perform its obligations hereunder; provided, however, under no circumstances shall any Service Provider be required to make any payments to any third party in respect of any such consents, licenses or approvals nor shall any Service Provider be required to make any alternative arrangements in the event that any such consents, licenses or approvals are not obtained.

3.3.         Additional Services.

(a)           From time to time during the term, Forestar may request D.R. Horton (i) to provide additional (including as to volume, amount, level or frequency, as applicable) or different services which D.R. Horton is not expressly obligated to provide under this Agreement if such services are of the type and scope provided within D.R. Horton, (ii) to expand the scope of any Service (such additional or expanded services, the “Additional Services”). If D.R. Horton receives such request it shall consider such request in good faith and shall use reasonable efforts to provide such Additional Services; provided, D.R. Horton shall not be obligated to provide any Additional Services if it does not, in its judgment, have adequate resources to provide such Additional Services or if the provision of such Additional Services would interfere with the operation of its business. If D.R. Horton receives the request for Additional Services, it shall notify the Forestar within fifteen (15) calendar days as to whether it will or will not provide the Additional Services.

(b)           If D.R. Horton agrees to provide Additional Services pursuant to Section 3.03(a), then a representative of each party shall in good faith negotiate the terms of a supplement to the Services Schedule which will describe in detail the service, project scope, term, price and payment terms to be charged for the Additional Services. Once agreed to in writing, the supplement to the Services Schedule shall be deemed part of this Services Agreement as of such date and the Additional Services shall be deemed “Services” provided hereunder, in each case subject to the terms and conditions of this Agreement.

3.4.         Payments. Except as may be set forth on the Services Schedule, statements will be delivered to Forestar within 15 calendar days after the end of each month by D.R. Horton for Services provided to Forestar during the preceding month, and each such statement shall set forth a brief description of such Services, the amounts charged therefor, and, except as the parties may agree or as set forth on the Services Schedule, such amounts shall be due and payable by the Receiving Party within 30 calendar days after the date of such statement. Statements not paid within such 30 day period shall be subject to late charges, calculated at an interest rate per annum equal to the LIBOR plus 2% (or the maximum legal rate, whichever is lower), and calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment. Payments shall be made by wire transfer to an account designated in writing from time to time by Service Provider.

3.5.         Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

3.6. Taxes. In the event that any Tax is properly chargeable on the provision of the Services as indicated on the Services Schedule, Forestar shall be responsible for and shall pay the amount of any such Tax in addition to and at the same time as the Service fees. All Service fees and other consideration will be paid free and clear of and without withholding or deduction for or on account of any Tax, except as may be required by law.

3.7. Use of Services. Forestar shall not, and shall cause its Affiliates not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with Forestar’s ongoing operations.

ARTICLE IV

Term of Services

4.1.         The provision of Services shall commence on the Effective Date and shall terminate 30 calendar days after it is determined that D.R Horton owns less than 20% of the fully diluted common stock of Forestar, unless mutually agreed in writing by both parties to continue the agreement. The foregoing notwithstanding and subject to Section 7.2, (i)  D.R. Horton may immediately terminate any single or multiple Service provided to Forestar in the event that Forestar fails to make payments for such Service under Section 3.4 and has not cured such failure within thirty (30) days of written notice of such failure from D.R. Horton, and (ii) upon ninety (90) days’ written notice, D.R. Horton may terminate any Service provided to Forestar at such time as D.R. Horton no longer provides the same Service to itself for its own account.

4.2.         In the event Forestar requests an extension of the term applicable to the provision of Services, such request shall be considered in good faith by D.R. Horton. Any terms, conditions or costs or fees to be paid by Forestar for Services provided during an extended term will be on mutually acceptable terms. For the avoidance of doubt, under no circumstances shall D.R. Horton be required to extend the term of provision of any Service if (i) the Service Provider does not, in its reasonable judgment, have adequate resources to continue providing such Services, (ii) the extension of the term would interfere with the operation of D. R. Horton’s business or (iii) the extension would require capital expenditure on the part of D.R. Horton or otherwise require D.R. Horton to renew or extend any Contract with any third party.

ARTICLE V

Force Majeure

5.1. The Service Providers shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Services Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of security breach or data breach, acts of a nation or any state, territory, province or other political division thereof, changes in applicable law, fires, hurricanes, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of the Service Providers. In any such event, the Service Providers’ obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. The Service Provider will promptly notify the recipient of the Service, either orally or in writing, upon learning of the occurrence of such event of the force majeure. Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay.

ARTICLE VI

Liabilities

6.1.         Consequential and Other Damages. None of the Service Providers shall be liable to Forestar with respect to this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

6.2.         Limitations of Liability. Subject to Section 6.3 hereof, the liability of any Service Provider with respect to this Services Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall be limited to actions or omissions resulting from intentional breach of this Services Agreement or gross negligence, and, in any event, such liability shall not exceed the fees previously paid to such Service Provider under this Services Agreement.

6.3.         Obligation To Re-perform. In the event of any breach of this Services Agreement by any Service Provider resulting from any error or defect in the performance of any Service (which breach such Service Provider can reasonably be expected to cure by re-performance in a commercially reasonable manner), the Service Provider shall use its reasonable commercial efforts to correct in all material respects such error, defect or breach or re-perform in all material respects such Service upon receipt of the written request of Forestar.

6.4.         Indemnity. Except as otherwise provided in this Service Agreement (including the limitation of liability provisions in this Article VI), each Party shall indemnify, defend and hold harmless the other Party from and against any Liability arising out of the intentional breach hereunder or gross negligence of the Indemnifying Party or its Affiliates, employees, agents, or contractors (including with respect to the performance or nonperformance of any Service hereunder).

ARTICLE VII

Termination

7.1.         Termination. Notwithstanding anything herein to the contrary, this Services Agreement shall terminate, and the obligation of the Service Providers to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) thirty (30) calendar days after it is determined that D.R Horton owns less than 20% of the fully diluted common stock of Forestar, or (ii) the date on which the provision of all Services has been terminated or canceled pursuant to Article IV hereof, or (iii) by mutual written consent of both D.R. Horton and Forestar.

7.2.         Breach of Services Agreement; Dispute Resolution. Subject to Article VI hereof, and without limiting a Party’s obligations under Section 4.1, if a Party shall cause or suffer to exist any material breach of any of its obligations under this Services Agreement, including any failure to make a payment within thirty (30) days after receipt of the statement describing the Services provided for pursuant to Section 3.4 with respect to more than one Service provided hereunder, and that Party does not cure such default in all material respects within 30 days after receiving written notice thereof from the non-breaching Party, the non-breaching Party shall have the right to terminate this Services Agreement immediately thereafter.

7.3.         Sums Due. In addition to any other payments required pursuant to this Services Agreement, in the event of a termination of this Services Agreement, the Service Providers shall be entitled to the immediate payment of, and Forestar shall within 15 Business Days, pay to the Service Providers, all accrued amounts for Services, Taxes and other amounts due under this Services Agreement as of the date of termination.

7.4.         Effect of Termination. Section 2.2 hereof and Articles V, VI, VII and VIII hereof shall survive any termination of this Services Agreement.

ARTICLE VIII

Miscellaneous

8.1.         Ownership of Work Product. Subject to the terms of the Separation Agreement, (i) each Service Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for Forestar’s exclusive use and such work product shall remain the exclusive property of Forestar and (ii) Forestar acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for Forestar’s exclusive use and such work product shall remain the exclusive property, subject to license, of the Service Provider.

IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be executed by their duly authorized representatives.

D.R. HORTON, INC.

By:	/s/ Michael J. Murray
Name:	Michael J. Murray
Title:	Executive Vice President and
Chief Operating Officer

FORESTAR GROUP, INC.

By:	/s/ Donald J. Tomnitz
Name:	Donald J. Tomnitz
Title:	Executive Chairman

Schedule 1

Accounting, Finance and Treasury Services

Scope of Services: Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton in-house personnel reasonably available to Forestar personnel to provide the specific services set forth below.

Accounting Services

To be determined

Finance and Treasury Services

To be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege, expose D.R. Horton to potential liability or otherwise interfere with the operation of D.R. Horton’s business.

Schedule 2

Tax Services

Scope of Services : Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton in-house tax personnel reasonably available to Forestar, including outside consultants if needed, to provide assistance related to tax matters.

To be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege, expose D.R. Horton to potential liability or otherwise interfere with the operation of D.R. Horton’s business.

Schedule 3

Human Resources, Employment, Payroll and Benefits Services

A.                                    Scope of Services: Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton in-house personnel reasonably available to Forestar personnel to provide the specific services set forth below.

To be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege, expose D.R. Horton to potential liability or otherwise interfere with the operation of D.R. Horton’s business.

Schedule 4

Legal Services — Securities, Corporate Governance and Secretarial

Scope of Services: Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton in-house corporate and securities attorneys and paralegals reasonably available to Forestar to assist Forestar as follows:

Board and Corporate  Goverance Matters: to be determined

SEC Compliance Matters: to be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege, expose D.R. Horton to potential liability or otherwise interfere with the operation of D.R. Horton’s business.

Schedule 5

Legal Services — Real Estate

Scope of Services: Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton in-house  real estate attorneys and paralegals reasonably available to Forestar to assist Forestar as follows:

Real Estate matters: to be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege, expose D.R. Horton to potential liability or otherwise interfere with the operation of D.R. Horton’s business.

Schedule 6

Legal Services — Litigation and Risk Management

Scope of Services: Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton in-house  litigation and risk attorneys and paralegals reasonably available to Forestar to assist Forestar as follows:

Litigation Services: to be determined

Risk Management and Insurance: to be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege, expose D.R. Horton to potential liability or otherwise interfere with the operation of D.R. Horton’s business.

Schedule 8

Information Technology

Scope of Services: Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton in-house  information technology personnel reasonably available to Forestar to assist Forestar as follows:

Information Technology Matters: to be determined

Information Technology Support Matters: to be determined

Information Technology Equipment:  to be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege, expose D.R. Horton to potential liability or otherwise interfere with the operation of D.R. Horton’s business.

Schedule 9

Investor and Public Relations

Scope of Services: Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton investor relations and public relations personnel available to Forestar to assist Forestar as follows:

To be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege

Schedule 10

Real Estate Development and Materials Procurement

Scope of Services: Subject to the limitations set forth below, D.R. Horton shall make D.R. Horton real estate development and materials procurement personnel available to Forestar to assist Forestar as follows:

To be determined

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege